Exhibit 10.43

October [_], 2016

[Name & Address]

Re: Limited Waiver of Registration Rights
Dear         :
As you know, the Board of Directors (“Board”) recently approved and Frank’s International N.V. (the “Company”) entered into a merger agreement (the “Merger Agreement”) on October 6 with Blackhawk Group Holdings, Inc. (“Blackhawk”) pursuant to which the Company will acquire Blackhawk (the “Merger”) with Blackhawk becoming a wholly-owned subsidiary of the Company. Board approval was unanimous and included approval by the Mosing family representatives on the Board. The Merger consideration comprises a combination of approximately $150 million of cash and 12.8 million newly-issued shares of the Company’s common stock.
In order to provide liquidity to the former Blackhawk stockholders that acquire the Company's common stock in the Merger (the “Stockholders”), as a condition to closing, the Company will enter into a registration rights agreement (the “Merger RRA”) with the Stockholders (affiliates of Bain Capital and others) pursuant to which, among other things, the Company will agree to file Form S-3 registration statement(s) (the “Shelf Registration Statement”) to register shares of the Company’s common stock issued to the Stockholders in the Merger and that may be subsequently offered and sold from time-to-time by the Stockholders and the Company in one or more underwritten offerings in connection with its obligations under the Merger RRA (for itself or for the benefit of the Stockholders).
As you also know, the Company is party to a Registration Rights Agreement (the “Mosing Family RRA”), dated as of August 14, 2013, with Mosing Holdings LLC, FWW B.V., and the other parties thereto. Capitalized terms used but not otherwise defined will have the meaning set forth in the Mosing Family RRA.
Pursuant to the Mosing Family RRA, the Company granted to the Holders of Registrable Securities (of which you are one) certain “demand” and “piggyback” registration rights to require the Company to register your Registrable Securities on the terms and conditions in the Mosing Family RRA. Section 10 provides that the Mosing Family RRA may be amended and the observance may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holders of at least 66 2/3% of the Registrable Securities or securities convertible into Registrable Securities, and that such amendment or waiver effected in accordance with Section 10 will be binding upon each Holder and the Company.
We are writing to request your waiver and amendment of the Mosing Family RRA in order to facilitate the transactions contemplated by the Merger RRA. Your waiver and amendment of the Mosing Family RRA will be limited to the specific matters described below, and your rights with respect to the sale of your shares of the Company’s common stock will otherwise be unaffected.

1.
By your signature below and in accordance with Section 10 of the Mosing Family RRA, the undersigned Holder, for itself and on behalf of its beneficiaries, successors and assigns, hereby (i) absolutely and irrevocably waives, defers and agrees not to exercise any rights pursuant to Section 2 and Section 3 of the Registration Rights Agreement with respect to any proposed or completed offerings effected by the Stockholders or for the benefit of the Stockholders or the Company (to any extent applicable thereto) pursuant to the Merger RRA (each, a “Merger Offering”), including under the Shelf Registration Statement, any prospectus, or any amendment or supplement thereto (“Offering Documents”), and (ii) consents to the Merger RRA and the transactions contemplated thereby, including any Merger Offering and Offering Documents. Without limiting the foregoing, you acknowledge and agree that the Company will have no obligation to (i) include any of your Registrable Securities in the Offering Documents or (ii) to the extent required by Section 2 or Section 3 of the Merger RRA, provide notice to you with respect to any such Merger offering or the filing of the Offering Documents. You further acknowledge and agree that this letter agreement and the waivers and consents provided for hereby (collectively, the “Waiver”) will be binding on you as a Holder regardless of whether the written consent of the Company and the Holders of at least 66 2/3% of the Registrable Securities or securities convertible into Registrable Securities is obtained.

2.
You represent and warrant to the Company that this Waiver has been duly authorized, executed and delivered by you and constitutes your legal, valid and binding obligation, enforceable against you in accordance with its terms, and as of the date of this Waiver, you have and possess an unencumbered right to and have not assigned, encumbered or otherwise transferred any of your rights to the Registrable Securities set forth on the signature page hereto, or the Mosing Family RRA or any of your rights thereunder to any person or entity.

3.
This Waiver will be considered an amendment to the Mosing Family RRA and, except as expressly provided for by this Waiver, the Mosing Family RRA will remain unmodified and in full force and effect and binding on the parties thereto. The terms of the Mosing Family RRA, as modified by this Waiver, are hereby ratified and confirmed in all respects. Notwithstanding anything in this Waiver to the contrary, this Waiver will terminate concurrently upon the termination of the Merger RRA pursuant to Section 4.3 thereof.

4.
This Waiver may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Waiver and the terms, covenants, provisions and conditions hereof will be binding upon, and will inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. You acknowledge that the Company is relying upon, and that the Stockholders and any underwriters with respect to any future underwritten offering by the Company or the Stockholders may rely on, this Waiver in carrying out of any Merger Offering. This Waiver will be governed by and construed in accordance with the laws of the State of Texas, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Waiver to the law of another jurisdiction.

If you have any questions, do not hesitate to let us know. Otherwise, please countersign and return this letter to Josh Hancock, Senior Counsel of the Company, at 281-558-2980 (facsimile) or josh.hancock@franksintl.com at your earliest convenience.

[Signature page follows]

The parties have executed this Waiver effective as of the date first set forth above.

FRANK’S INTERNATIONAL N.V. By: Name: Title:
HOLDER By: Name: Title: Number of Registrable Securities: ____________________________

[Signature page to Waiver]